EXHIBIT 10.32
SECOND AMENDMENT TO SERVICES AGREEMENT
This Second Amendment to the Services Agreement (the “Second Amendment”) is dated as of July 24, 2013, and is made by and between OCWEN MORTGAGE SERVICING, INC., a corporation organized under the laws of the United States Virgin Islands (“OCWEN” or together with its Affiliates “OCWEN Group”), and ALTISOURCE SOLUTIONS S.À R.L., a limited liability company organized under the laws of the Grand Duchy of Luxembourg (“ALTISOURCE” or together with its Affiliates “ALTISOURCE Group”).
Recitals
WHEREAS, OCWEN and ALTISOURCE entered in that certain Services Agreement dated October 1, 2012 (as subsequently amended, the “Services Agreement”) and that certain Services Letter dated October 1, 2012 (as subsequently amended, the “Services Letter”);
WHEREAS, pursuant to the Services Agreement, the OCWEN Group receives, and ALTISOURCE provides or causes to be provided to the OCWEN Group, certain services described in Schedule A to the Services Letter; and
WHEREAS, now the parties desire to amend the Services Agreement to clarify certain cooperation and access rights, privacy and security provisions designed to protect non-public personal, consumer information, and add certain insurance requirements.
Agreement
NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.
Amendment to Section 11, Cooperation; Access; Steering Committee, subparagraph (a) of the Services Agreement. Subparagraph (a) of Section 11, Cooperation; Access; Steering Committee, is hereby deleted in its entirety and restated it as follows:

(a)    Each Party shall, and shall cause its Group (“Audited Party” for purposes of this Section) to, permit the other Party and its employees and representatives (“Auditing Party”), at the Auditing Party’s own expense, access, on Business Days during hours that constitute regular business hours for the Audited Party and upon reasonable prior request, to the premises of the Audited Party and its Group and such data, books, records and personnel designated by the Audited Party and its Group as the Auditing Party may reasonably request for the purposes of determining compliance with this Agreement and with laws applicable to the Services. If Providing Party undergoes an independent, third party assessment, substantially similar to a Statement on Standards for Attestation Engagements (SSAEs) Number 16 reporting on controls at a service organization, as such may be amended from time to time and conducted by an independent external audit agency in accordance with the attestation standards established by the American Institute of Certified Public Accountants, then upon reasonable prior request by Customer Party, Providing Party will make such assessment available to Customer Party. Any such inspection shall not unreasonably interfere with the Party’s normal business operations. Any documentation so provided pursuant to this Section 11 will be subject to the confidentiality obligations set forth in Section 12 of this Agreement.

2.	Amendment to Section 14(c), Warranties; Limitation of Liability; Indemnity. Section 14(c), is hereby deleted in its entirety and restated as follows:
(c)    In no event shall: (i) the amount of damages or losses for which the Providing Party and the Customer Party may be liable under this Agreement exceed the fees due to the Providing Party for the most recent six (6) month period under the applicable Service or SOW(s); provided that if Services have been performed for less than six (6) months, then the damages or losses will be limited to the value of the actual Services performed during such period; or (ii) the aggregate amount of all such damages or losses for which the Providing Party may be liable under this Agreement exceed one million dollars ($1,000,000); provided that no such cap shall apply to liability for damages or losses arising from or relating to breaches of Section 12 (Confidentiality), Section 15(d) (Protection of Consumer Information), infringement of Intellectual Property, or fraud or criminal acts. Except as provided in Section 14(b) hereof, none of the Providing Party or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors, or other representatives shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence, or willful misconduct of, any third party.

3.	Amendment to Section 15, Additional Agreements. Section 15, Additional Agreements, is hereby deleted in its entirety and restated as follows:
15.    Additional Agreements.
(a)    Data Backup and Storage. The Providing Party shall maintain data backup and document storage and retrieval systems adequate for the provision of the Services.
(b)    Business Continuity Plan. The Providing Party shall maintain a business continuity plan adequate for the provision of the Services and shall provide a copy of such plan upon the Customer Party’s request.
(c)    Compliance with Legal Authority. The Providing Party shall provide the Services under this Agreement and any SOW in compliance with (i) all obligations and applicable laws, regulations, rules, and guidelines, as amended or changed from time to time, including, but not limited to, privacy and data protection laws pursuant to Section 15(d) below, labor and overtime laws, tax laws, the U.S. Foreign Corrupt Practices Act and environmental protection laws; and (ii) all requirements from any Governmental Authority to maintain necessary licenses and permits.
(d)    Protection of Consumer Information.

(1)
Providing Party shall comply with applicable privacy and data laws and regulations including, without limitation, the GLB Act and only use Consumer Information to perform its obligations under this Agreement and/or as otherwise permitted under the applicable laws and regulations and will not disclose the Consumer Information contrary to the provisions of this Agreement or any other applicable laws and regulations.

(2)
Providing Party shall develop written company policies and procedures, as well as implement appropriate physical and other security measures and controls reasonably designed to: (i) ensure the security, integrity, and confidentiality of the Consumer Information; (ii) protect against any reasonably foreseeable threats or hazards to the security and integrity of the Consumer

Information; and (iii) protect against any unauthorized access to or use of the Consumer Information that could result in substantial harm or inconvenience to any consumer or customer.

(3)
Providing Party shall, at a minimum, establish and maintain such data security program reasonably designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570.

(4)
Within a reasonable time following Providing Party’s discovery of Consumer Information Breach, Providing Party shall take appropriate actions to address the Consumer Information Breach, including using its best efforts stop such Consumer Information Breach and notifying Customer Party.

(5)	For purposes of this Section 15(d):

a.
“Consumer Information” means “non-public personal information” of “consumers” or “customers” - as those terms are defined by the GLB Act - which Providing Party may receive, maintain, process or otherwise access from time to time in providing services to Customer Party pursuant to the terms of this Agreement.

b.	“GLB Act” means, collectively, the Gramm-Leach-Bliley Act (15 U.S.C. §6801, et seq.) and its implementing regulations.

c.	“Consumer Information Breach” means any confirmed breach or compromise of the security, confidentiality or integrity of Consumer Information.
(e)    Third Party Vendor Management. The Providing Party shall maintain and, upon written, reasonable request, submit to the Customer Party information regarding its vendor management program and any of its applicable vendor management reviews of the third party vendors designated and used by Providing Party in connection with the performance of any of the obligations under this Agreement. Providing Party shall perform periodic reviews designed to confirm that the performance of its designated third party vendors is in compliance with the terms of the Agreement. Providing Party shall be responsible for the provision of the Services set forth in this Agreement regardless of which third party vendor it designates and uses to conduct the Services. Customer Party may request the revocation of the designation and use of a third party vendor in connection with the performance of any of the obligations under this Agreement by providing Providing Party with written notice describing a reasonable business necessity for the revocation.
(f)    Insurance. The Providing Party shall at all times while performing Services hereunder, carry with an insurance agency with a Best’s Insurance Reports rating of “A-VIII” or better: (i) worker’s compensation insurance in accordance with the laws of the governmental bodies having jurisdiction; (ii) general liability insurance in amounts not less than Three Million Dollars ($3,000,000.00) per occurrence for bodily injury, personal injury and property damage liability combined; (iii) automobile insurance in amounts not less than One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage for each occurrence, covering all hired and non-owned vehicles; (iv) Commercial Crime Insurance/Fidelity in the amount of Five Million Dollars ($5,000,000.00) per occurrence, including coverage for theft or loss of Customer Party and Customer Party property; and (v) professional liability insurance to cover errors and omissions in amounts not less than Five Million Dollars ($5,000,000.00) per occurrence. Providing Party shall provide a certificate of insurance indicating such coverage upon request by Customer Party. The insurance required under this Section may be in a policy or policies of insurance, primary and excess, including so-called umbrella or catastrophe form, which may also include comprehensive automobile insurance and employer’s liability insurance. Customer Party may elect to accept lesser or alternative forms of insurance.

4.
Counterparts. This Second Amendment may be signed in counterparts with the same effect as if both parties had signed one and the same document. This Second Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. Counterparts shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart. This Second Amendment and its counterparts may be executed by providing an electronic signature under the terms of the Electronic Signatures Act, 15 U.S.C. § 7001 et seq., and may not be denied legal effect solely because it is in electronic form or permits the completion of the business transaction referenced herein electronically instead of in person.

5.Agreement in Full Force and Effect as Amended. The terms and conditions of this Second Amendment shall prevail over any conflicting terms and conditions in the Agreement. Capitalized terms that are used in this Second Amendment not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Except as specifically amended or waived hereby, all of the terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement in any other document or instrument shall be deemed to mean the Agreement as amended by this Second Amendment. The parties hereto agree to be bound by the terms and obligations of the Agreement, as amended by this Second Amendment, as though the terms and obligations of the Agreement were set forth herein.
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IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be executed by their respective authorized representatives, effective as of the date first written above.

OCWEN	OCWEN
Ocwen Mortgage Servicing, Inc.	Ocwen Mortgage Servicing, Inc.
By: /s/ Nikhil Malik	By: /s/ William B. Shepro
Name: Nikhil Malik	Name: William B. Shepro
Title: CFO	Title: Manager
Date: September 3, 2013	Date: September 4, 2013